Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Anu Ahluwalia	Pat Hedley
NYMEX	General Atlantic
212-299-2439	203-629-8658

NYMEX and General Atlantic Sign Definitive Agreement for

$135 Million Equity Investment in NYMEX

NEW YORK, November 14, 2005 – NYMEX Holdings, Inc. and General Atlantic LLC announced today that they have signed a definitive agreement by which General Atlantic will invest $135 million for a 10% equity stake in NYMEX. Following the completion of the transaction, General Atlantic will not own any trading rights, which will remain with NYMEX members. The definitive agreement follows the letter of intent announced by NYMEX on September 20, 2005.

NYMEX expects to file preliminary proxy materials with the Securities and Exchange Commission (SEC) shortly and hold a shareholder meeting in early 2006 to approve the investment by General Atlantic. Upon completion of the transaction, which is subject to shareholder approval, General Atlantic will help NYMEX prepare for a potential initial public offering (IPO), which is expected to take place in 2006. A public offering of NYMEX common stock would extend NYMEX’s leadership position and its ability to pursue a full range of strategic growth opportunities.

“We are very excited to have reached a definitive agreement with General Atlantic,” said Mitchell Steinhause, Chairman of NYMEX. “General Atlantic’s minority investment is the best path forward for NYMEX and all of its constituents. We expect this partnership to help us solidify our market-leading position and continue our ongoing transformation by improving our corporate structure, technology and governance policies. General Atlantic’s extensive public company experience will enhance NYMEX.”

“We look forward to working with the Board and management team of NYMEX as the Exchange continues to strengthen its position as the leading liquidity center for the global energy commodity futures marketplace,” said Bill Ford, President of General Atlantic, who will join the NYMEX Board of Directors upon completion of the transaction. “Led by open outcry trading, NYMEX is well positioned to extend its strong franchise with new products and further international initiatives.”

Under the terms of the proposed investment by General Atlantic in NYMEX:

•	General Atlantic will invest $135 million for a 10% equity position in NYMEX, valuing NYMEX at $1.35 billion post-investment. General Atlantic’s equity purchase will not include any trading rights.

•	NYMEX and General Atlantic believe that open outcry trading, supported by a sound technology capability, is fundamental to NYMEX’s position as the leading liquidity center in the global commodity energy futures marketplace. There will be provisions to support and protect NYMEX’s open outcry trading, including a requirement for the continued financial support for technology, marketing and research for open outcry. These provisions also state that core futures and options contracts may not be eliminated without a vote of trading rights holders, as long as specified liquidity requirements are met. If the Exchange ever terminates open outcry trading of a particular product, trading rights owners will receive additional payments based upon the electronic trading of that product.

•	NYMEX common stock will be de-stapled from its trading rights at the conclusion of the transaction.

•	NYMEX and General Atlantic share the goal of completing an IPO of NYMEX common stock in 2006. As is customary in similar transactions, General Atlantic will have a limited set of rights in the event that the IPO is delayed. If there is no IPO by June 30, 2008, NYMEX will pay General Atlantic a cash dividend, calculated at an annual percentage rate of 5.5% of the initial investment and payable quarterly from the date of the transaction closing. The dividend, which would be paid only if there is no IPO by this date, would total approximately $20 million. If there is no IPO within five years of the close of the transaction, General Atlantic may seek to redeem its shares at the original purchase price, plus accrued and unpaid dividends, and 100% of the equity interest in the Exchange will return to the remaining shareholders.

•	NYMEX’s Board of Directors will be reduced from 25 to 15 members to enhance its decision-making capabilities.

•	Mr. Ford will join the NYMEX Board, and René Kern, managing director at General Atlantic, will serve as a non-voting observer to the Board. General Atlantic will not be able to seek control of the NYMEX Board or the removal of any director from the Board.

•	The gross proceeds from General Atlantic’s investment will be distributed to NYMEX shareholders in the form of an extraordinary cash distribution of approximately $165,000 per share.

•	NYMEX has no break-up fee, expense reimbursement or other financial obligation in the event the transaction does not occur. NYMEX has agreed not to seek other minority investment transactions.

NYMEX expects to file preliminary proxy materials, including the full definitive agreement, with the SEC shortly. Following completion of the SEC review, NYMEX will mail proxy materials to all NYMEX shareholders and plan to hold a special meeting of shareholders in early 2006 for the purpose of approving the transaction.

Consummation of the transaction will require the approval of NYMEX shareholders and the Commodity Futures Trading Commission (CFTC). Subject to regulatory and shareholder approval, NYMEX and General Atlantic expect to complete the proposed transaction during the first quarter of 2006.

J.P. Morgan Securities Inc. serves as NYMEX’s chief financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is providing legal counsel to NYMEX related to this transaction. Paul, Weiss, Rifkind Wharton and Garrison LLP served as legal counsel to General Atlantic.

About The New York Mercantile Exchange

The New York Mercantile Exchange (NYMEX) is the largest physical commodity exchange in the world, offering futures and options trading in energy and metals contracts and clearing services for off-exchange energy transactions. Through a combination of open outcry floor trading and the NYMEX ACCESS® and NYMEX ClearPort® electronic trading platforms, a wide range of crude oil, petroleum product, natural gas, coal, electricity, gold, silver, copper, aluminum, and platinum group metals markets are available virtually 24 hours each day. More information about NYMEX is available at www.nymex.com.

About General Atlantic LLC

General Atlantic LLC is a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth. The firm was founded in 1980 and has $10 billion in capital under management. General Atlantic has invested in about 150 companies, with current holdings in approximately 50 companies of which nearly one-half are based outside the United States. The firm is distinguished within the investment community by its global strategy and worldwide presence, its commitment to provide sustained value-added assistance for its portfolio companies and its long-term approach. General Atlantic has nearly 70 global investment professionals among its 145 employees worldwide with offices in Greenwich, New York, Palo Alto, Washington, D.C., London, Dusseldorf, Singapore, Tokyo, Mumbai, Hong Kong and São Paulo. For further information and a listing of General Atlantic’s public and private portfolio companies see www.generalatlantic.com.

Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our ability to consummate the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, in whole or in part, the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our inability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Information That Will Become Available

Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its shareholders a proxy statement. NYMEX’s shareholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC’s website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to shareholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX’s shareholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX’s 2005 annual meeting. Information regarding the interests of NYMEX’s directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.